Dated 29 August 2025
KLAVIYO LTD
and
LUCIANO FERNÁNDEZ GOMEZ
SERVICE AGREEMENT

THIS AGREEMENT is made on 29 August 2025
BETWEEN
(1)    KLAVIYO LTD whose registered number is 12059202 and whose registered office is at 45 Gresham Street, London EC2V 7BG (the “Company”); and
(2)    LUCIANO FERNÁNDEZ GOMEZ of [***] (the “Executive”).
IT IS AGREED as follows:
1.DEFINITIONS AND INTERPRETATION
1.1In this Agreement the following words and expressions shall have the following meanings:
“Associated Company” means any entity which from time to time is a parent undertaking of the Company or a subsidiary undertaking of the Company or of any such parent undertaking where “subsidiary undertaking” and “parent undertaking” has the meanings given to them in the Companies Act 2006.
“Board” means the board of directors of the Klaviyo, Inc. from time to time.
“Confidential Information” means trade secrets and other confidential information relating to the Company, the Associated Companies, its or their businesses and its or their past, current or prospective clients or customers and their businesses which shall include (without limitation) information expressly designated by the Company or any Associated Company as being confidential and any other confidential information concerning its or their: finances, business transactions, prospective business transactions, research activities, dealings and affairs (including, without limitation, the decisions of Board meetings); customers, including, without limitation, customer lists, customer identity and customer requirements; existing and planned product lines, price lists and pricing structures (including, without limitation, discounts, special prices or special contract terms offered to or agreed with customers); technology underlying its or their concepts, products or services; business plans and sales and marketing information, plans and strategies; computer systems, source codes and software; directors and employees; and suppliers, licensors, licensees, agents, distributors or contractors (both current and those who were suppliers, licensees, agents, distributors or contractors during the previous two years).
“Executive Inventions” means any Invention made, created, devised, developed, discovered or worked wholly or partially by the Executive (whether alone or jointly) at any time during the course of their employment (under this service agreement or otherwise) with the Company (whether or not during working hours or using the premises or resources of Company or any Associated Company, and whether or not recorded in material form).
“Executive IPR” means all Intellectual Property Rights in any Works.
“FCA” means the Financial Conduct Authority and any other successor regulatory body from time to time.
“Intellectual Property Rights” means any and all intellectual and industrial property rights in any part of the world, including all rights to Inventions, patents, utility models, copyright and related rights, trade marks, rights in trade names, business names, logos and internet domain names, metatags, rights in get-up and trade dress, goodwill and the right to sue for passing off, rights in designs, rights in computer software, database rights, semiconductor topography rights, rights to use and preserve the confidentiality of information (including know-how and trade secrets) and

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any other rights, of a similar nature, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all related, similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.
“Invention” means any invention, idea, discovery, development, modification, improvement or innovation, original works of authorship, trade secrets, device, concept, process formula, model or prototype whether or not patentable or capable of registration, and whether or not recorded in any medium.
“Permitted Investment” means a holding (directly or through nominees) by way of bona fide personal investment of any units of any authorised unit trust and up to five per cent, of the issued shares, debentures or other securities of any class of any company whose shares are listed on a recognised investment exchange, a recognised overseas investment exchange, or a designated investment exchange as recorded on the Financial Services Register by the FCA from time to time or any such other exchange as may be specified by the Board from time to time.
“Termination Date” means the date on which the employment of the Executive under this Agreement shall terminate for whatever reason, and derivative expressions shall be construed accordingly.
“Works” means works of authorship, products, materials, designs, graphical works, images, photographs, drawings, websites, logos, art work, slogans, discoveries, developments, improvements, Inventions, research, technical information, processes, systems, programs (including software programs and blockchain technology), formulae, component lists, operating and training manuals in relation to software, source code to software, databases, instructions, brochures, catalogues, process descriptions, know-how, data, diagrams, charts, results, reports, information, methodologies, ideas, concepts, models, prototypes, plans, specifications and studies, authored, discovered, developed, conceived, or reduced to practice by the Executive in the course of, or in connection with, their employment (under this service agreement or otherwise) in whatever form (whether or not during working hours or using the premises or resources of Company or any Associated Company).
1.2Words and phrases which are not defined in this Agreement but which are defined in the Employment Rights Act 1996, the Companies Act 2006 or the Insolvency Act 1986 shall be construed as having those meanings.
1.3References to any statute, statutory instrument or any statutory provision shall be construed as references to the statute, statutory instrument or statutory provision as in force at the date of this Agreement and as subsequently re-enacted, consolidated or amended and shall include references to any statute, statutory instrument or any statutory provision of which it is a re- enactment, consolidation or amendment, save that references to a provision of European law shall be construed, unless the context requires otherwise, as a reference to such provision only to the extent it is in force under English law at the time of performance of the relevant obligation under this Agreement and shall only include re-enactments, consolidations or amendments to the extent they are in force under English law at such time.
1.4The Schedules to this Agreement are an integral part of this Agreement and references to this Agreement shall include reference thereto.
1.5The headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement.
2.APPOINTMENT AND TERM
2.1The Company shall employ the Executive and the Executive shall serve the Company in the role specified in Schedule 1 on the terms set out in this Agreement.

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2.2The Executive’s employment under this Agreement shall commence on the date specified in Schedule 1 and will continue, subject to clause 14 of this Agreement, for an initial fixed term to 31 December 2025 (the “Term”) at which point it will terminate automatically without any need for notice unless the parties mutually agree to extend the Term. The Executive’s continuous employment shall commence on the date specified in Schedule 1 and no previous employment with any other employer shall count as part of the Executive’s continuous employment with the Company.
2.3The Executive’s employment is not subject to a probationary period.
2.4The Executive represents and warrants to the Company that the Executive is entitled to enter into this Agreement and to implement and carry out its terms and that by so doing the Executive shall not be in breach of any court order or any restriction or obligation (contractual or otherwise).
2.5The Executive represents that the Executive is entitled to work in the UK and should that entitlement cease at any time during employment the Executive will notify the Company immediately.
3.DUTIES AND RESPONSIBILITIES
3.1The Executive shall, in a competent manner to the best of the Executive’s ability, perform the duties and responsibilities and exercise the powers which from time to time may be assigned or allocated to the Executive or vested in the Executive by the Company and shall devote the whole of the Executive’s time, ability and attention to the duties under this Agreement during normal office hours and at such other times as may be reasonably required for the proper performance of those duties. More specifically, the Executive agrees to work with and advise the Company at the Company’s request (the “Services”). It is anticipated that the Services will include, but not be limited to: (i) providing the Company’s senior leadership team with guidance, feedback and coaching; (ii) assisting with recruiting and evaluating prospective employees and/or prospective members of the Board; (iii) participating in regular telephone conferences and meetings with senior management and/or members of the Board regarding the Company’s business and responding to emails in the interim; (iv) in person meetings (Boston or otherwise); and (v) collaborating with the Company on projects of mutual interest.
3.2The Executive shall be bound by the provisions of Schedule 2.
4.CONFLICTS OF INTEREST
4.1The Executive shall not during employment whether alone or jointly with or on behalf of any other person, firm or company and whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise (except as a representative or nominee of the Company or any Associated Company or otherwise with the prior consent in writing of the Board) be, or make preparations to be, engaged, concerned or interested in any other business, occupation or undertaking except:
4.1.1holding a Permitted Investment; or
4.1.2with the consent in writing of the Company which may be given subject to any terms which the Company requires.
4.2The Executive shall not during employment introduce to or plan or attempt to introduce to any other person, firm, company or organisation, business of any kind with which the Company, or any Associated Company, is able to deal, and shall not have any financial interest in, or derive any financial or other benefit from, contracts or transactions entered into by the Company, or any Associated Company, with any third party, without first disclosing such interest or benefit to the Board and obtaining its written approval.
5.REMUNERATION
5.1The Executive shall receive a fixed monthly salary of the amount set out in Schedule 1 which shall accrue from day to day and be payable by monthly instalments in arrears on or before the last day of each calendar month in accordance with the Company’s usual payroll schedule.

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5.2The Executive shall not be entitled to any fees in respect of any directorship of the Company or any Associated Company.
5.3This clause applies if the Executive subscribes for or is awarded shares in the Company or any Associated Company or participates in any share option, restricted share, restricted share unit, long term incentive, carried interest, co-invest or any other form of profit sharing, incentive, bonus or equity plan or arrangement (each, an “Incentive”) or may do so. Upon the termination of the Executive’s employment, the Executive’s rights (if any) in respect of each Incentive shall be solely determined by the articles or association, rules or other documents governing each Incentive which are in force on the Termination Date and the Executive hereby irrevocably waives all claims or rights of action in respect of the loss of any rights or benefits under or in respect of any Incentive granted or not yet granted to the Executive (including any loss relating to the lapse of, or their ineligibility to exercise, any share options, the value of any shares, the operation of any compulsory transfer provisions or the operation of any vesting criteria).
6.PENSION
If the Executive is eligible, the Company will enrol them automatically into a pension scheme in accordance with its obligations under Part 1 of the Pensions Act 2008. Details of the scheme will be provided when the Executive joins the scheme. After enrolment, the Executive may opt out if the Executive so wishes. It is the Executive’s responsibility to exercise that right if the Executive does not wish to be a member. The Company reserves the right to re-enrol the Executive in a pension scheme at a later date if required by legislation. The Company reserves the right to amend, replace or discontinue its pension arrangements at any time.
7.BENEFITS
7.1The Executive shall be eligible to participate, at the Company’s discretion, in any medical insurance or other benefit plans as may be provided or introduced from time to time by the Company (the “Benefit Plans”), subject to the rules of the Benefit Plans from time to time.
7.2The Company reserves the right to substitute another provider of any of the benefits or Benefit Plans available or alter the benefits or Benefit Plans available to the Executive at any time. No liability shall accrue to the Company in the event that insurance cover is refused by the provider or any conditions or limitations to the benefit are applied by the provider. The Company’s sole obligations in respect of the insurance benefits referred to above are to pay the premium from time to time required by the provider and to pay to the Executive such sums (if any) as may from time to time be received by the Company from the provider in respect of any claim made by the Executive under the scheme, and, for the avoidance of doubt, the Company shall be under no obligation to take any action to enforce the terms of any insurance or otherwise to procure the benefit of any insurance for the Executive.
8.HOLIDAYS
8.1The Executive shall, subject to this clause 8, be entitled to the holiday specified in Schedule 1, to be taken at such reasonable time or times as the Company shall approve provided that the Company may require the Executive to take any outstanding holiday entitlement in any holiday year during any notice period. The Company’s holiday year runs from 1 January to 31 December.
8.2Holiday entitlement for one holiday year must be taken by the last date of the holiday year. Failure to do so will result in forfeiture of such accrued holiday not taken and, for the avoidance of doubt, subject to clause 8.3, the Executive shall have no right to payment made in lieu of untaken holiday.
8.3For the holiday year in which the Executive’s employment commences the Executive shall be entitled to annual holiday entitlement calculated on a pro rata basis. Upon termination of the Executive’s employment the Executive shall either be entitled to salary in lieu of any outstanding pro rata holiday entitlement or be required to repay to the Company any salary received in respect of holiday taken in excess of pro rata holiday entitlement, such payment to be calculated on the basis of 1/260th of the fixed annual salary payable to the Executive for each day of outstanding or excess holiday entitlement as appropriate.

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9.OTHER PAID LEAVE
The Executive may be eligible for other paid leave subject to any statutory eligibility requirements or conditions that the Company’s rules applicable to each type of leave in force from time to time may apply including maternity leave, adoption leave, paternity leave, shared parental leave, dependents’ leave, compassionate leave, bereavement leave, training and study leave and leave for public duties.
10.PLACE OF WORK
The Executive’s principal place of work shall be in London or such other location as may be required by the Company from time to time (whether on a permanent or temporary basis) and the Executive shall undertake any travel (within the United Kingdom or abroad) as may be necessary for the proper performance of the Executive’s duties. The Executive may be required to work at other locations within the United Kingdom or abroad on a temporary basis but shall not be required to work abroad for more than one month at a time. There are no additional terms which apply where the Executive is required to work outside the UK for a period of more than one month. The Company reserves the right to issue terms relating to the Executive’s work outside the UK, and any such terms will be notified to the Executive separately.
11.HOURS OF WORK
11.1The Executive’s normal working hours shall be from 9:00am to 5:30pm Monday to Friday inclusive (with a one-hour break for lunch). In addition to the normal working hours, the Executive shall be required to work (without any additional remuneration) such hours as may be necessary for the proper performance of the Executive’s duties.
11.2The Executive agrees that the nature of the Executive’s position is such that working time cannot be measured and accordingly the Executive’s employment is excepted from the provisions on working hours and rest breaks in the Working Time Regulations 1998.
12.INCAPACITY
12.1If the Executive is absent from and unable to perform the Executive’s duties as a result of incapacity for a period of seven days or more the Executive will produce medical certificates to the Company in respect of the absence and shall keep the Company informed of the progress of and material developments in relation to such incapacity.
12.2If the Executive shall be absent from and unable properly to perform the Executive’s duties owing to incapacity, the Executive shall be entitled to statutory sick pay only.
13.EXPENSES
The Executive shall be entitled to be reimbursed all reasonable out-of-pocket expenses (including hotel, travelling and entertainment expenses but excluding any car parking fines or road traffic offence fines) incurred by the Executive in the proper performance of the Executive’s duties, subject to Company policy.
14.TERMINATION
14.1Notwithstanding the fixed term nature of the Executive’s employment, the Executive’s employment may be terminated by either party giving to the other in writing not less than the period of notice specified in Schedule 1.
15.RETURN OF PROPERTY
All property of the Company and any Associated Company including all credit, charge and expense cards, books, notes, memoranda, correspondence, tapes, codes, keys, security passes,

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papers, drawings, designs, documents, records, computer disks, computer hardware, computer software and mobile telephones in the possession or control of the Executive are and remain the property of the Company or such Associated Company and the Executive shall deliver all such items in the Executive’s possession, custody or control immediately to the Company on the Termination Date, or earlier if requested by the Company.
16.CONFIDENTIALITY
16.1The Executive acknowledges that during employment the Executive shall in the performance of the duties become aware of Confidential Information.
16.2Without prejudice to the Executive’s general duties at common law in relation to such Confidential Information, the Executive shall not (save as required by law) during employment or at any time after the Termination Date disclose or communicate to any person or persons or make use of or copy (other than in the proper performance of the duties under this Agreement), and shall use best endeavours to prevent any disclosure, communication or use by any other person of, any such Confidential Information, and shall not use to the detriment of the Company or any Associated Company any information relating to the Company or any Associated Company.
16.3The provisions of clause 16.2 shall cease to apply to information or knowledge which comes into the public domain otherwise than by reason of the default of the Executive.
16.4The Executive shall not make any adverse public statement (whether written or oral) relating to the affairs of the Company or any Associated Company to the media or on the internet or otherwise.
17.INTELLECTUAL PROPERTY RIGHTS
17.1The Executive acknowledges that, (i) because of the nature of their duties and the particular responsibilities arising from the nature of their duties, they have, and shall have at all times while they are employed by the Company, a special obligation to further the interests of the Company and any Associated Company; and (ii) the fulfilment of such duties and responsibilities specifically assigned to them (whether inside or outside normal hours of work) might lead to the generation of, or their participation in the generation of, Executive Inventions.
17.2The Executive acknowledges that all Executive Inventions and all Works, together with all Intellectual Property Rights therein and all documents and materials embodying, recording and/ or relating to them, shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Executive hereby irrevocably assigns to the Company (or any Associated Company) including by way of present assignment of future rights, with full title guarantee, all their right, title and interest in and to any and all Executive Inventions and Works (including Executive IPR) with the intention that all such rights, title and interest shall vest in the Company upon their creation.
17.3The Executive hereby agrees to hold on trust for the benefit of the Company all such Works, Executive IPR and Executive Inventions and any related rights and powers until such time as they are assigned to the Company pursuant to clause 19.17.2 above.
17.4The Executive shall disclose all Executive Inventions and Works to the Company (in writing) immediately upon their creation and shall promptly deliver any Executive Invention and Works to the Company and will not disclose any Executive Invention or Works to anyone else without the Company’s prior consent. The Executive will maintain all adequate and written records and related notes and memoranda of all Executive Inventions and Works and these will remain the sole property of the Company, or such Associated Company as it may direct, at all times.
17.5The Executive undertakes to keep confidential all Executive Inventions, Works and other rights.
17.6The Executive acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this service agreement is or may become due to the Executive in respect of their compliance with this deed. This clause is without prejudice to the Executive’s rights under the Patents Act 1977.

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17.7The Executive agrees:
17.7.1at the Company’s request, and in any event on the termination of their employment, to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Executive Inventions or Works; and
17.7.2not to attempt to register any Executive IPR nor patent any Executive Invention unless requested to do so by the Company.
17.8In relation to any Inventions (other than an Executive Invention that vests automatically in the Company on creation) created, devised, developed, discovered or worked on by the Executive (whether alone or jointly) during the period of the Executive’s employment by the Company that is capable of exploitation by the Company in the normal course of the Company’s business, the Executive agrees, immediately on creation of such Invention, to offer to the Company in writing a right of first refusal to acquire it on arm’s length terms to be agreed between the Executive and the Company. If no terms are agreed within 30 days of the Company receiving the offer, the Company shall be entitled to refer the dispute for determination to an expert who shall be appointed by London Court of International Arbitration. The expert’s decisions shall be final and binding on the Executive and the Company in the absence of manifest error, and the costs of arbitration shall be borne equally by the Executive and the Company. The Executive and the Company will be entitled to make submissions to the expert and will provide (or procure that others provide) the expert with such assistance and documents as the expert reasonably requires for the purpose of reaching a decision. The Executive agrees that the provisions of this clause 19.17.8 shall apply to all Intellectual Property Rights and Inventions offered to the Company under this clause until such time as the Company have agreed in writing that the Executive may offer them for sale to a third party.
17.9The Executive waives any moral rights in Works to which they are now, or may at any future time be, entitled under Chapter IV of the Copyright Designs and Patents Act 1988 or any similar provisions of law in any jurisdiction, and they agree not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such works or other materials infringes their moral rights.
17.10The Executive will, at any time during or following their employment with the Company, and at the cost of the Company, sign or execute any deeds or documents, make all applications, or do anything that the Company reasonably requires them to do to:
17.10.1apply for, obtain and vest in the name of the Company, or such Associated Company or person as it may direct, as sole beneficial owner, any Works, Executive IPR or Executive Inventions in any country; and.
17.10.2assist the Company, or anyone it directs, to enforce its Intellectual Property Rights against third parties, to defend claims in any litigation, or other proceedings relating to any Works or Executive Inventions.
17.11Rights and obligations under this deed shall continue in force after termination of the Executive’s employment with the Company and shall be binding upon their representatives.
18.DISCIPLINARY AND GRIEVANCE PROCEDURE/SUSPENSION
18.1Any disciplinary or dismissal matters affecting the Executive will be dealt with by the Chief Executive of Klaviyo, Inc. or their nominee in their absolute decision. There are no specific disciplinary or dismissal rules affecting the Executive. Should the Executive wish to appeal against a disciplinary decision the Executive should submit an appeal to the Board in writing whose decision on such appeal shall be final.
18.2If the Executive wishes to seek redress for any grievance the Executive should first submit the grievance to the Chief Executive of Klaviyo, Inc.. Should the Executive wish to appeal against the grievance decision the Executive should submit an appeal to the Board in writing whose decision on such appeal shall be final.

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18.3The Company may suspend the Executive from any or all of the Executive’s duties in order to investigate any disciplinary matter involving the Executive or for as long as is otherwise reasonable while any disciplinary procedure against the Executive is outstanding.
19.DATA PROTECTION
19.1The Executive acknowledges that the Company and any Associated Company will process the Executive’s personal data (which may include sensitive personal data) in accordance with its data protection policies and data protection legislation.
19.2The Executive agrees to comply with data protection laws, and any rules, policies and procedures of the Company and any Associated Companies relating to data protection, in force from time to time.
20.NOTICES
20.1Any notice to be given under this Agreement shall be in writing. Notices may be served by either party by personal service or by recorded delivery or by first-class post addressed to the other party or by leaving such notice at (in the case of the Company) its registered office for the time being and (in the case of the Executive) the Executive’s last known home address or by email sent to (in the case of the Company) the Chief Executive of Klaviyo, Inc. and (in the case of the Executive) the Executive’s last known personal email.
20.2Any notice given shall be deemed to have been served at the time at which the notice was personally served or if sent by recorded delivery at the time of delivery as recorded or if sent by first-class post on the second working day after posting or in the case of being left as appropriate at the registered office or last known home address, the date on which it was so left or if sent by email at the time of transmission.
21.DEDUCTIONS
21.1The Executive shall pay to the Company any sums owing by the Executive to the Company upon demand by the Company at any time (whether during the Executive’s employment by the Company or after the Termination Date).
21.2The Executive shall indemnify the Company for itself and on behalf of any Associated Company in relation to any income tax and employee national insurance contributions not already deducted from the Executive’s remuneration (or any taxes replacing the same) for which the Company or any Associated Company has an obligation at any time to account (whether during the Executive’s employment by the Company or after the Termination Date) in relation to the Executive.
21.3The Executive consents to the deduction from the Executive’s wages or from any other sums owed to the Executive by the Company of any sums owing by the Executive to the Company or any Associated Company at any time, to the extent permitted by law, which shall for the purposes of this clause include any sums equal to any loss which has been or which the Company genuinely estimates will be incurred by the Company or any Associated Company arising from a breach by the Executive of any of the terms of this Agreement.
21.4This clause is without prejudice to the rights of the Company to recover any sums or balance of sums owing by the Executive to the Company by legal proceedings.
22.DISCLOSURES IN THE PUBLIC INTEREST
Nothing in this Agreement shall prevent the Executive from making a protected disclosure (within the meaning of the Employment Rights Act 1996).
23.COLLECTIVE AGREEMENTS
There are no collective agreements which directly affect the terms and conditions of the Executive’s employment.

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24.NOTIFICATION OF CERTAIN MATTERS
The Executive must notify the Company promptly in writing of any change of name, address, national insurance number, marital status or next of kin and of any actual or pending change in immigration status, any arrests, prosecution or conviction for a criminal offence, any disciplinary action taken by a professional or regulatory body or if the Executive becomes bankrupt, makes any arrangement with or for the benefit of creditors or commits any act of bankruptcy or has a county court administration order made against the Executive under the County Court Act 1984.
25.GENERAL
25.1This Agreement (including the Schedules to it), together with any documents required to be entered into pursuant to this Agreement, constitutes the entire and only legally binding agreement and understanding between the parties relating to the employment of the Executive by the Company or any Associated Company and supersedes any previous agreements or arrangements or understandings (both oral and written) relating to the subject matter of this Agreement and any such document and all such agreements, arrangements or understandings shall be deemed to have been terminated with mutual consent with effect from the date hereof.
25.2This Agreement contains all of the Executive’s contractual benefits and entitlements. All other benefits provided by the Company from time to time are discretionary. There are no other terms and conditions applicable to any other benefits, paid leave or training other than those set out in this Agreement.
25.3If any provision or part of a provision of this Agreement shall be, or become, void or unenforceable for any reason within any jurisdiction, this shall affect neither the validity of that provision or part of a provision within any other jurisdiction nor any of the remaining provisions of this Agreement.
25.4This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of England.
25.5In the event of any claim, dispute or difference arising out of or in connection with this Agreement the parties hereto irrevocably agree and submit to the non-exclusive jurisdiction of the Courts of England.
25.6This Agreement may be executed (either by autographic signature or by the parties applying their signature by some electronic, mechanical or other means) in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement.

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SCHEDULE 1
Summary Of Key Terms
Job title: Interim Executive Officer
Date on which employment under this Agreement commenced: 1 September 2025
Date on which continuous employment commenced: 1 September 2025
Notice period: one month
Salary: 61,618 GBP per month (subject to tax and national insurance as required by law)

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SCHEDULE 2
Protection Of Business Interests
1.    In this Schedule, the following words and expressions shall have the following meanings:
Business means the business or businesses of the Company or any Associated Company in or with which the Executive has been involved or concerned in the course of employment other than in a minimal way at any time during the Relevant Period.
directly or indirectly means the Executive acting either alone or jointly with or on behalf of any other person, firm or company, whether as principal, agent, partner, manager, employee, shareholder, contractor, director, consultant, investor or otherwise and whether for the Executive’s own benefit or that of others including, without limitation, in relation to paragraphs 2 and 3 of this Schedule, through the use of any social media.
Key Personnel means any person who is at the Termination Date or was at any time during the Relevant Period employed in an executive, senior managerial, senior operational or strategic capacity or engaged as a consultant in the Business and in each case with whom the Executive has had dealings in the course of employment other than in a minimal way at any time during the Relevant Period.
Prospective Customer means any person, firm or company who has been engaged in negotiations with the Company or any Associated Company with a view to entering into a contract for purchasing, supplying, selling or leasing of goods (including investment and financial products) and/or services from the Company or any Associated Company at any time during the Relevant Period in which negotiations the Executive has been personally concerned in the course of employment other than in a minimal way.
Relevant Area means England, Wales, Scotland, Northern Ireland, the United States of America and any other areas in which the Company or any Associated Company carries on business at the Termination Date and in or in respect of which the Executive shall have carried out duties or been engaged or concerned at any time during the Relevant Period.
Relevant Customer means any person, firm or company who at any time during the Relevant Period was a customer or client of the Company or any Associated Company, with whom or which the Executive directly dealt other than in a minimal way or for whom or which the Executive was responsible or in respect of whom the Executive was in possession of confidential information in the course of employment at any time during the Relevant Period whether or not goods and/or services were provided during that period.
Relevant Goods and Services means any goods and/or services which are (i) the same as or (ii) similar to those supplied by the Company or any Associated Company at any time during the Relevant Period, or those planned to be supplied by the Company or any Associated Company at any time during the Restricted Period , and in the supply or planned supply of which the Executive was directly concerned other than in a minimal way in the course of their employment at any time during the Relevant period.
Relevant Period means the period of 12 months immediately prior to the Termination Date (or the period since the start of the Executive’s employment, if shorter than 12 months).
Relevant Supplier means any person, firm or company who at any time during the Relevant Period was a supplier to the Company or any Associated Company of any goods or services and

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with whom or which the Executive had direct dealings in the course of employment other than in a minimal way at any time during the Relevant Period.
Restricted Period in paragraphs 2 and 3 of this Schedule means the period of six months starting with the Termination Date and in paragraph 4 of this Schedule the period of three months starting with the Termination Date.
2.    The Executive shall not without the prior written consent of the Board directly or indirectly at any time during the Executive’s employment with the Company or within the Restricted Period:
2.1    solicit away from the Company or any Associated Company; or
2.2    endeavour to solicit away from the Company or any Associated Company; or
2.3    employ or engage; or
2.4    endeavour to employ or engage, any Key Personnel.
3.    The Executive shall not without the prior written consent of the Board directly or indirectly at any time during the Executive’s employment with the Company or the within the Restricted Period:
3.1    solicit the custom of; or
3.2    endeavour to solicit the custom of; or
3.3    deal with,
any Relevant Customer or Prospective Customer in respect of any Relevant Goods and Services; or
3.4    interfere; or
3.5    endeavour to interfere,
with either the continuance of supplies to the Company and/or any Associated Company (or the terms relating to those supplies) by any Relevant Supplier or the relations between the Company and/or any Associated Company and any Relevant Customer or any Prospective Customer.
4.    The Executive shall not without the prior written consent of the Board directly or indirectly at any time during the Executive’s employment with the Company or within the Restricted Period engage or be concerned or interested in any business which within the Relevant Area at any time during the Restricted Period (i) competes or (ii) will compete or (iii) is likely to compete with the Business provided that the Executive may hold a Permitted Investment.
5.    The Executive acknowledges and agrees that:
5.1    the provisions of this Schedule are fair, reasonable, and necessary to protect the goodwill and interests of the Company and the Associated Companies;
5.2    the provisions of this Schedule shall constitute severable undertakings given for the benefit of the Company and each Associated Company and may be enforced by the Company on behalf of any of them;

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5.3    the Executive shall be obliged to draw the provisions of this Schedule to the attention of any third party who may at any time before or after the termination of the Executive’s employment hereunder offer to employ or engage the Executive and for whom or with whom the Executive intends to work at any time during the Restricted Period.
6.    If any of the restrictions or obligations contained in this Schedule is held to be invalid or unenforceable but would be valid or enforceable if part of the provision were deleted then such restrictions or obligations shall apply with such deletions as may be necessary to make them enforceable. In the event of any clause contained in this Agreement or any part thereof being declared invalid or unenforceable by any court of competent jurisdiction, all other clauses and parts thereof shall remain in full force and effect and shall not be affected thereby.

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Executed by ) KLAVIYO LTD ) acting by a director ) )	/s/ Landon Edmond _________________________________ Landon Edmond, Director
Executed by ) LUCIANO FERNÁNDEZ GOMEZ ) ) )	/s/ Luciano Fernández Gomez _________________________________ Luciano Fernández Gomez

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